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                                                    PRESS RELEASE
                                            FOR IMMEDIATE RELEASE

        BEAZER HOMES USA, INC. ANNOUNCES AUTHORIZATION OF
           STOCK REPURCHASE PLAN AND DECLARES DIVIDEND
               OF PREFERRED SHARES PURCHASE RIGHTS

     Atlanta, Georgia: June 21, 1996 -- Beazer Homes USA, Inc.
(NYSE:BZH) announced today that its Board of Directors has authorized a stock repurchase plan and has declared a dividend of one Preferred Share Purchase Right on each outstanding share of the Company's common stock.

     Ian J. McCarthy, President and Chief Executive Officer of Beazer Homes USA, Inc., stated: "The actions announced today underscore our belief that the true value of the Company is not reflected in the price of the Company's stock and that steps should be taken to enable our stockholders to realize the long-term value of their investment in the Company."

STOCK REPURCHASE PLAN

     Under the stock repurchase plan, the Board of Directors has authorized the expenditure of Company funds to repurchase an aggregate of up to 10% of the Company's currently outstanding common stock. Such repurchases, if completed, would be effected at various prices from time to time in the open market or otherwise. The timing of the purchases and the exact number of shares to be purchased will depend on market conditions.

     Commenting on the repurchase plan, Mr. McCarthy stated:
"The Board of Directors believes that repurchasing our stock is an attractive investment. The repurchases should enhance the value of the remaining shares outstanding, and benefit the Company and our stockholders."

     Mr. McCarthy also pointed out that the Company is in a strong cash position and that there are no specific plans to reissue any shares repurchased, although the Company expects to continue to provide stock incentives to its employees, officers and directors, and such shares may be used for such purpose.

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PREFERRED SHARE PURCHASE RIGHTS

     In commenting on the Preferred Share Purchase Rights, Mr. McCarthy noted: "The Rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeezeouts, open market accumulations and other abusive tactics to gain control of the Company without paying all stockholders a control premium. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

MECHANICS OF PREFERRED SHARE PURCHASE RIGHTS

     The Rights will be exercisable if a person or group acquires 20% or more of the Company's common stock or announces or commences a tender offer for 20% or more of the common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $80.

     If a person or group acquires 20% or more of the Company's outstanding common stock, each Right will entitle its holder (other than such person or group) to purchase, at the Right's then-current exercise price, a number of the Company's common shares having a market value of twice such price. In addition, if the Company is acquired in a merger or other business combination transaction after a person has acquired 20% or more of the Company's outstanding common stock, each right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price.

     Following the acquisition by a person or group of beneficial ownership of 20% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of junior participating preferred stock) per Right.

     Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

     The Board of Directors is also authorized to reduce the 20% threshold referred to above to not less than 10%.

     The dividend distribution will be payable to stockholders of record on June 24, 1996 and distributed immediately following listing of the Rights with the New York Stock Exchange. The Rights will expire ten years from the date of distribution. The Rights distribution is not taxable to stockholders.

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     Beazer Homes USA, Inc., based in Atlanta, Georgia, is the
country's seventh largest single family homebuilder, with operations in Arizona, California, Florida, Georgia, Nevada,
North Carolina, South Carolina,Tennessee and Texas.

Contact:  David S. Weiss, Executive Vice President and Chief
          Financial Officer (404) 250-3420

Note: Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in detail in the Company's Form
          10-K for the year ended September 30, 1995.